Exhibit 99.1
PRESS RELEASE

Contacts:	For Centuri investors, contact:	For Centuri media information, contact:
	Nate Tetlow	Jennifer Russo
	(480) 851-8426	(602) 781-6958
	Ntetlow@centuri.com	JRusso@Centuri.com
FOR IMMEDIATE RELEASE
August 4, 2026
CENTURI REPORTS SECOND QUARTER 2026 RESULTS AND RAISES FULL YEAR 2026 GUIDANCE

PHOENIX, AZ – August 4, 2026 - Centuri Holdings, Inc. (NYSE: CTRI) ("Centuri" or the "Company") today announced financial and operating results for the second quarter ended June 28, 2026.
Second Quarter 2026 Results and Highlights
•Achieved company record quarterly Revenue of $962.0 million, a 33% increase versus the second quarter of 2025
•Produced Gross Profit of $69.1 million, a 2% increase from the same period last year
•Delivered Base Revenue and Base Gross Profit of $959.5 million and $75.7 million, respectively, representing increases of 36% and 21% versus the second quarter of 2025
•Reported Net Income of $6.1 million and Adjusted Net Income of $24.4 million, 44% higher than last year's same-period Adjusted Net Income
•Recorded Adjusted EBIT of $40.5 million, an 8% increase year-over-year
•Realized Adjusted EBITDA of $75.7 million, a 5% increase year-over-year
•Secured bookings of nearly $850 million, bringing year-to-date bookings to $2.2 billion and book-to-bill ratio to 1.3x
•Expanded opportunity pipeline by 23% to a record $16 billion, highlighting continued end-market strength
•Closed the acquisition of JJ White, Inc ("JJ White"), adding scale and key capabilities to the Union Electric segment
First-Half 2026 Results Summary
•Revenue of $1.69 billion and Base Revenue of $1.65 billion, 32% and 33% higher than last year, respectively
•Gross Profit of $104.9 million and Base Gross Profit of $103.8 million, 19% and 35% higher than last year, respectively

"Our second quarter results reflect tremendous year-over-year growth, including record quarterly revenue and a 21% year-over-year increase in Base Gross Profit," said Centuri President & CEO Christian Brown. "The business has delivered a trailing 12-month Base Gross Profit Margin of 7.8%, compared to 7.4% a year ago, underscoring sustained improvement in profitability. Notably, trailing 12-month margins expanded even as higher fuel prices created an estimated $6 million headwind in the second quarter, highlighting the strength and resilience of the underlying business. We are focused on driving higher-margin work into our backlog and delivering sustainable long-term growth. Our end-markets continue to display growth as evidenced by our $16 billion opportunity pipeline and approximately $2.5 billion of outstanding bids, which is up 15% from last quarter."

"In addition to our growing organic opportunities, we are excited about the recently announced acquisition of JJ White and want to welcome the team to Centuri. Consistent with our strategy laid out earlier this year, the acquisition adds scale in our Union Electric segment, strengthens our mechanical and electrical construction services, and adds in-plant construction services across several end-markets including data centers."

"During the first half of 2026, we organically increased our workforce by approximately 18%, or 1,700 employees, consistent with our backlog and Base Revenue growth. In addition, during the second quarter, and specifically aligned with our strategy to expand margins and mitigate seasonality within the U.S Gas business, we invested a further $3 million into resources, mobilization and ramp up. This planned investment into our U.S Gas business capacity is expected to deliver a meaningful impact to gross profit and margins in the third quarter and across subsequent quarters. For the second half of 2026, we forecast the overall Centuri Base Gross Profit Margin to be approximately 9.0%, which fully aligns with the expectations set within our Vision One Centuri strategy."

Management Commentary

Second quarter 2026 revenue increased by $237.9 million, or 33%, to $962.0 million, and Gross Profit was $69.1 million compared to $67.8 million in the prior year quarter. Revenue growth was broad-based across all segments, with Canadian Operations leading at 48%, followed by U.S. Gas at 45%, Union Electric at 23%, and Non-Union Electric at 11%.

Net Income Attributable to Common Stock in the second quarter was $6.1 million compared to $8.1 million in the prior year. Adjusted Net Income for the second quarter was $24.4 million, a 44% increase compared to the same quarter last year. Adjusted EBIT in the second quarter was $40.5 million compared to $37.6 million in the prior year quarter, an 8% year-over-year increase. Adjusted EBITDA in the second quarter was $75.7 million compared to $71.8 million in the prior year quarter, a 5% year-over-year increase.

Base Revenue, Base Gross Profit, and Base Gross Profit Margin are non-GAAP measures that exclude the impact of storm restoration services, which are highly unpredictable, and the City of Chicago reversal, as described below. Base Revenue in the second quarter was $959.5 million versus $707.0 million in the prior year quarter, a 36% increase. Base Revenue growth was primarily driven by new bid and Master Service Agreement ("MSA") contracts in the U.S. Gas segment, new bid work in the Union Electric segment, the inclusion of Connect Utility Services in the Canadian Operations segment, and increased volumes under new and existing MSA in the Non-Union Electric segment. Base Gross Profit was $75.7 million in the second quarter, a 21% increase from $62.8 million reported in the same quarter last year. Gross Profit Margin was 7.2% in the second quarter, while Base Gross Profit Margin declined to 7.9% in the second quarter from 8.9% in the year prior, driven primarily by increased fuel costs and labor mobilization costs associated with the increase in headcount during the first half of 2026.

The Company estimates that second quarter results were negatively impacted by approximately $6 million due to higher fuel prices across its business and approximately $3 million due to investment in resources, mobilization, and ramp up associated with increased headcount in the U.S Gas segment. Together, these items had approximately 95 basis point impact on Base Gross Profit Margin.

In the second quarter of 2026, the Company wrote down all remaining accounts receivables and contract assets related to work completed for the City of Chicago prior to 2020 (the "City of Chicago reversal"). The determination was made following an opinion and order issued on April 20, 2026 by the Circuit Court of Cook County, Illinois. The write-down reduced second quarter U.S. Gas revenue by $9.0 million and the Company no longer has any amounts recorded as receivables or contract assets related to this matter. The Company has excluded this one-time item from certain of its Non-GAAP financial measures. See "Non-GAAP Financial Measures" below.

Centuri's Net Debt to Adjusted EBITDA Ratio was 2.6x as of June 28, 2026, which compares to 3.7x as of June 29, 2025.

Commercial Update

During the second quarter of 2026, Centuri secured nearly $850 million in total bookings, representing a book-to-bill ratio of 0.9x. Bookings for the quarter included nearly $400 million of new bid awards, including a $125 million data center award, approximately $200 million of new or expanded MSA awards and approximately $250 million of MSA renewals.

Total bookings year-to-date reached approximately $2.2 billion, representing a book-to-bill ratio of 1.3x. For full year 2026, the Company is targeting a book-to-bill ratio of approximately 1.2x.

As of quarter-end, Centuri had a backlog of approximately $6.4 billion, an 8% increase from year-end 2025 and a 21% increase from the second quarter last year. The opportunity pipeline expanded to $16 billion at quarter-end, up 23% from the first quarter 2026, driven by continued end-market strength.

Strategic Acquisition

As previously announced, on July 20, 2026 the Company completed the acquisition of JJ White, a leading provider of union industrial, mechanical and electrical maintenance and construction services. Total cash consideration paid was approximately $62 million, subject to customary post-closing adjustments. With nearly 1,000 employees, JJ White brings expertise across power generation, industrial, data centers, and other industrial end markets. At closing, JJ White had approximately $315 million of backlog and an opportunity pipeline of approximately $2.8 billion. The Company expects the annual gross profit contribution to be more than $20 million, with gross profit margins consistent with Centuri’s business. The Company expects the acquisition to be immediately accretive to Adjusted Net Income.

Full Year 2026 Financial Guidance

The Company has updated full year 2026 guidance, which includes anticipated contributions from JJ White and approximately $5 million of incremental expense associated with elevated fuel prices, assuming current fuel price levels persist through the third quarter.

Base Revenue and Base Gross Profit do not include contributions from storm restoration services, which are highly unpredictable. While storm restoration services remain a key capability of the Company management believes these non-GAAP measures are more suitable for evaluating fundamental business performance and for comparison purposes.

•Base Revenue of $3.5 to $3.7 billion
•Base Gross Profit of $270 to $290 million

Adjusted EBITDA and Adjusted Net Income are non-GAAP measures that include contributions from storm restoration services. Guidance for these measures and Revenue include estimated contributions from storm restoration services based on three-year (2023-2025) averages of $88 million of storm restoration services revenue and $28 million of storm restoration services gross profit.

•Revenue of $3.59 to $3.79 billion
•Adjusted EBITDA of $285 to $310 million
•Adjusted Net Income of $60 to $75 million

The Company also expects Net Capital Expenditures of $60 to $75 million in 2026.

Please review the second quarter investor presentation for more information related to our full year 2026 Guidance and historical storm restoration services contributions.

Centuri Holdings, Inc. Supplemental Segment Data (In thousands, except percentages) (Unaudited)
Segment Results

The following table summarizes our revenue and gross profit for the periods indicated by segment, as well as the dollar and percentage change from the prior year period. Gross margins are calculated by dividing gross profit by revenue.

Fiscal three months ended June 28, 2026 compared to the fiscal three months ended June 29, 2025

	Fiscal Three Months Ended				Change
(dollars in thousands)	June 28, 2026		June 29, 2025		$	%
Revenue:
U.S. Gas	$489,520	50.9%	$336,834	46.5%	$152,686	45.3%
Canadian Operations	81,438	8.5%	55,111	7.6%	26,327	47.8%
Union Electric	224,167	23.3%	182,239	25.2%	41,928	23.0%
Non-Union Electric	166,861	17.3%	149,868	20.7%	16,993	11.3%
Consolidated revenue	$961,986	100.0%	$724,052	100.0%	$237,934	32.9%
Gross profit:
U.S. Gas (1)	$20,647	4.2%	$26,424	7.8%	$(5,777)	(21.9%)
Canadian Operations	13,042	16.0%	9,485	17.2%	3,557	37.5%
Union Electric	20,195	9.0%	15,355	8.4%	4,840	31.5%
Non-Union Electric	15,258	9.1%	16,537	11.0%	(1,279)	(7.7%)
Consolidated gross profit	$69,142	7.2%	$67,801	9.4%	$1,341	2.0%

(1)This includes the impact of the $9.0 million City of Chicago reversal. Base gross profit margin excluding the impacts of the reversal was 5.9%.

Fiscal six months ended June 28, 2026 compared to the fiscal six months ended June 29, 2025

	Fiscal Six Months Ended				Change
(dollars in thousands)	June 28, 2026		June 29, 2025		$	%
Revenue:
U.S. Gas	$774,019	45.9%	$534,528	42.0%	$239,491	44.8%
Canadian Operations	141,466	8.4%	94,895	7.4%	46,571	49.1%
Union Electric	428,236	25.4%	357,707	28.1%	70,529	19.7%
Non-Union Electric	341,439	20.3%	287,003	22.5%	54,436	19.0%
Consolidated revenue	$1,685,160	100.0%	$1,274,133	100.0%	$411,027	32.3%
Gross profit:
U.S. Gas (1)	$14,312	1.8%	$11,568	2.2%	$2,744	23.7%
Canadian Operations	22,142	15.7%	16,564	17.5%	5,578	33.7%
Union Electric	38,429	9.0%	27,168	7.6%	11,261	41.4%
Non-Union Electric	30,017	8.8%	32,829	11.4%	(2,812)	(8.6%)
Consolidated gross profit	$104,900	6.2%	$88,129	6.9%	$16,771	19.0%

(1)This includes the impact of the $9.0 million City of Chicago reversal. Base gross profit margin excluding the impacts of the reversal was 3.0%.

Conference Call Information

Centuri will conduct a conference call today, Tuesday, August 4, 2026 at 10:00 AM ET / 7:00 AM PT to discuss its second quarter and other business highlights. The conference call will be webcast live on the Company’s investor relations (IR) website at https://investor.centuri.com. The conference call can also be accessed via phone by dialing (585) 542-9983 or (833) 461-5787. The meeting ID is 959 971 025. An investor presentation is also available on Centuri's IR website. A replay of the earnings call will be available on Centuri’s IR website approximately two hours after the call’s conclusion and will be active for one year.

About Centuri

Centuri Holdings, Inc. is a strategic utility and energy infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Investors should note that we announce material financial information in Securities and Exchange Commission ("SEC") filings, press releases and public conference calls. Based on guidance from the SEC, we may use the IR section of our website to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. The information on our website is not part of, and is not incorporated into, this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can often be identified by the use of words such as “will,” “predict,” “continue,” “forecast,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. The specific forward-looking statements made herein include (without limitation) statements regarding sustaining our growth trajectory in 2026; our ability to strengthen our operating and support functions, and to achieve sustainable growth; our expectations around the North American energy infrastructure industry and the market for bid project activity; our ability to achieve a book-to-bill ratio of approximately 1.2x for the full year 2026; the number ranges, assumptions, targets and other statements presented in our Full Year 2026 Financial Guidance; expected margin improvements for the second half of 2026; and expectations regarding the acquisition of JJ White, including the accretive nature thereof. A number of important risks, uncertainties and other factors affecting the business and financial results of Centuri could cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, capital market risks and the impact of general economic, political, regulatory, weather-related, or industry conditions and those detailed from time to time in Centuri’s reports filed with the SEC, including Item 1A. Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025. The statements in this press release are (i) made as of the date of this press release, even if subsequently made available by Centuri on its website or otherwise, and (ii) based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Except to the extent required by applicable law, Centuri does not assume any obligation to update or revise the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise. You are cautioned not to place undue reliance on these forward-looking statements.

Backlog

Backlog represents contracted revenue on existing bid agreements as well as estimates of revenue to be realized over the contractual life of existing long-term MSAs. The contractual life of an MSA is defined as the stated length of the contract including any renewal options stated in the contract that we believe our customers are reasonably certain to execute.

Book-to-bill Ratio

Book-to-bill ratio represents the ratio of total bookings in a period to total revenue recognized in the same period.

Opportunity Pipeline

Opportunity pipeline represents our current unweighted bids and opportunities tracked in our sales database.

Centuri Holdings, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share information) (Unaudited)

	Fiscal Three Months Ended		Fiscal Six Months Ended
	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Revenue	$932,021	$697,952	$1,631,957	$1,226,924
Revenue, related party - former parent	29,965	26,100	53,203	47,209
Total revenue, net	961,986	724,052	1,685,160	1,274,133
Cost of revenue (including depreciation)	863,791	633,039	1,529,042	1,142,416
Cost of revenue, related party - former parent (including depreciation)	29,053	23,212	51,218	43,588
Total cost of revenue	892,844	656,251	1,580,260	1,186,004
Gross profit	69,142	67,801	104,900	88,129
Selling, general and administrative expenses	37,236	28,959	69,934	55,334
Amortization of intangible assets	7,757	6,683	15,559	13,349
Operating income	24,149	32,159	19,407	19,446
Interest expense, net	12,107	18,247	24,542	36,109
Other (income) expense, net	(261)	(353)	(181)	127
Income (loss) before income taxes	12,303	14,265	(4,954)	(16,790)
Income tax expense (benefit)	6,155	6,186	(1,617)	(6,945)
Net income (loss)	6,148	8,079	(3,337)	(9,845)
Net income attributable to noncontrolling interests	49	26	91	39
Net income (loss) attributable to common stock	$6,099	$8,053	$(3,428)	$(9,884)

Earnings (loss) per share attributable to common stock:
Basic	$0.06	$0.09	$(0.03)	$(0.11)
Diluted	$0.06	$0.09	$(0.03)	$(0.11)
Shares used in computing earnings (loss) per share:
Weighted average basic shares outstanding	100,935	88,588	100,862	88,553
Weighted average diluted shares outstanding	101,476	88,823	100,862	88,553

Centuri Holdings, Inc. Condensed Consolidated Balance Sheets (In thousands, except share information) (Unaudited)

	June 28, 2026	December 28, 2025
ASSETS
Current assets:
Cash and cash equivalents	$40,458	$126,630
Accounts receivable, net	391,924	314,665
Contract assets	379,564	395,126
Prepaid expenses and other current assets	78,073	44,954
Total current assets	890,019	881,375
Property and equipment, net	465,370	466,842
Intangible assets, net	326,256	343,243
Goodwill, net	393,321	395,671
Right-of-use assets under finance leases	22,143	24,446
Right-of-use assets under operating leases	189,612	176,449
Other assets	116,494	119,680
Total assets	2,403,215	2,407,706
LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities:
Current portion of long-term debt	$22,915	$29,543
Current portion of finance lease liabilities	7,126	7,459
Current portion of operating lease liabilities	35,530	30,345
Accounts payable	162,338	193,572
Accrued expenses and other current liabilities	195,450	184,964
Contract liabilities	66,799	50,510
Total current liabilities	490,158	496,393
Long-term debt, net of current portion	608,972	616,871
Line of credit	85,855	91,201
Finance lease liabilities, net of current portion	6,873	9,150
Operating lease liabilities, net of current portion	161,949	153,540
Deferred income taxes	79,214	78,365
Other long-term liabilities	94,670	83,793
Total liabilities	1,527,691	1,529,313
Temporary equity:
Redeemable noncontrolling interests	6,578	5,424
Equity:
Common stock, $0.01 par value, 850,000,000 shares authorized, 100,956,691 and 100,724,862 shares issued and outstanding at June 28, 2026 and December 28, 2025, respectively.	1,010	1,007
Additional paid-in capital	1,012,285	1,007,746
Accumulated other comprehensive loss	(12,510)	(7,373)
Accumulated deficit	(131,839)	(128,411)
Total equity	868,946	872,969
Total liabilities, temporary equity and equity	$2,403,215	$2,407,706

Centuri Holdings, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Fiscal Six Months Ended
	June 28, 2026	June 29, 2025
Net cash used in operating activities	$(15,012)	$(10,983)
Cash flows from investing activities:
Capital expenditures	(48,147)	(45,162)
Proceeds from sale of property and equipment	2,632	2,521
Acquisition of business, net of cash acquired	(1,362)	—
Purchase of equity method investment	(2,000)	—
Net cash used in investing activities	(48,877)	(42,641)
Cash flows from financing activities:
Proceeds from line of credit borrowings	16,436	113,931
Payment of line of credit borrowings	(18,614)	(59,317)
Principal payments on long-term debt	(15,205)	(15,808)
Principal payments on finance lease liabilities	(3,861)	(5,188)
Other	(685)	(931)
Net cash (used in) provided by financing activities	(21,929)	32,687
Effects of foreign exchange translation	(405)	250
Net decrease in cash and cash equivalents	(86,223)	(20,687)
Cash, cash equivalents, and restricted cash, beginning of period	128,059	49,019
Cash, cash equivalents, and restricted cash, end of period	$41,836	$28,332

Non-GAAP Financial Measures

We prepare and present our financial statements in accordance with GAAP. However, management believes that EBIT, Adjusted EBIT, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted Earnings per share ("Adjusted EPS"), Net Debt to Adjusted EBITDA Ratio, Base Revenue, Base Gross Profit, and Base Gross Profit Margin, all of which are measures not presented in accordance with GAAP, provide investors with additional useful information in evaluating our performance. We use these non-GAAP measures internally to evaluate performance and to make financial, investment and operational decisions. We believe that presentation of these non-GAAP measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparisons of results. Management also believes that providing these non-GAAP measures helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such matters. Because these non-GAAP measures, as defined, exclude some, but not all, items that affect comparable GAAP financial measures, these non-GAAP measures may not be comparable to similarly titled measures of other companies. Management believes that, due to the non-recurring nature of the City of Chicago reversal, its exclusion from certain non-GAAP financial measures provides investors with a better understanding of the current performance of the business.

EBIT is defined as earnings before interest and taxes. Adjusted EBIT is defined as EBIT, adjusted for (i) non-cash stock-based compensation, (ii) acquisition costs, (iii) separation-related costs, (iv) strategy implementation costs, (v) other professional fees and (vi) the City of Chicago reversal. Adjusted EBITDA is defined as Adjusted EBIT, adjusted to remove depreciation and amortization. Adjusted EBITDA Margin is defined as the percentage derived from dividing Adjusted EBITDA by revenue.

Management believes that EBIT, Adjusted EBIT, and Adjusted EBITDA help investors gain an understanding of the factors affecting our ongoing cash earnings from which capital investments are made and debt is serviced, and that Adjusted EBIT and Adjusted EBITDA provide additional insight by removing certain expenses that are non-recurring or non-operational in nature. Management believes that Adjusted EBITDA Margin is useful for the same reason as Adjusted EBITDA, and also provides an additional understanding of how Adjusted EBITDA is impacted by factors other than changes in revenue.

Net Debt to Adjusted EBITDA Ratio is calculated by dividing net debt as of the latest balance sheet date by the trailing twelve months of Adjusted EBITDA. Management believes this ratio helps investors understand our leverage. Net debt is defined as the sum of all bank debt on the balance sheet and finance lease liabilities, net of cash.

Adjusted Net Income is defined as net income (loss) adjusted for (i) separation-related costs, (ii) strategy implementation costs, (iii) amortization of intangible assets, (iv) other professional fees, (v) City of Chicago reversal, (vi) non-cash stock-based compensation, (vii) acquisition costs and (viii) the income tax impact of adjustments that are subject to tax, which is determined using the incremental statutory tax rates of the jurisdictions to which each adjustment relates for the respective periods. Management believes that Adjusted Net Income helps investors understand the profitability of our business when excluding certain expenses that are non-recurring and/or non-operational in nature. Adjusted EPS is defined as Adjusted Net Income divided by weighted average diluted shares outstanding.

Base Revenue is defined as total revenue, net adjusted to exclude revenue attributable to storm restoration services and the impact of the City of Chicago reversal. Base Gross Profit is defined as gross profit adjusted to exclude gross profit attributable to storm restoration services and the City of Chicago reversal. Base Gross Profit Margin is calculated by dividing Base Gross Profit by Base Revenue. U.S. Gas Base Revenue is defined as U.S. Gas segment revenue, net adjusted to exclude the impact of the City of Chicago reversal. U.S. Gas Base Gross Profit is defined as U.S. Gas segment gross profit adjusted to exclude the City of Chicago reversal. U.S. Gas Base Gross Profit Margin is calculated by dividing U.S. Gas Base Gross Profit by U.S. Gas Base Revenue. Revenue derived from storm restoration services varies from period to period due to the unpredictable nature of weather-related events, and when this type of work is performed, it typically generates a higher profit margin than base infrastructure services projects due to higher contractual hourly rates given the nature of services provided and improved operating efficiencies related to equipment utilization and absorption of fixed costs. While storm restoration services remain a key capability of the Company, management believes its exclusion provides more suitable disclosures for evaluating fundamental business performance and for comparison purposes.

Using EBIT, Adjusted EBIT, and Adjusted EBITDA as performance measures has material limitations as compared to net income (loss), or other financial measures as defined under GAAP, as they exclude certain recurring items, which may be meaningful to investors. These metrics all exclude interest expense net of interest income; however, as we have borrowed money to finance transactions and operations, or invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and can affect our ability to generate revenue and returns for our stockholders. Further, these metrics exclude income taxes; however, as we are organized as a corporation, the payment of taxes is a necessary element of our operations. Adjusted EBITDA also excludes depreciation and amortization; however, as we use capital and intangible assets to generate revenue, depreciation and amortization are necessary elements of our costs and ability to generate revenue. As a result of these exclusions, the metrics from which they are excluded have material limitations compared to net income (loss). When using these metrics as a performance measure, management compensates for these limitations by comparing them to net income (loss) in each period, to allow for the comparison of the performance of the underlying core operations with the overall performance of the Company on a full-cost, after-tax basis.

As to certain of the items related to these non-GAAP measures: (i) non-cash stock-based compensation varies from period to period due to changes in the estimated fair value of performance-based awards, forfeitures and amounts granted; (ii) acquisition costs vary from period to period depending on the level of our acquisition activity; (iii) separation-related costs represent expenses incurred post-IPO in connection with the separation and stand up of Centuri as its own public company, including costs incurred in association with Southwest Gas Holdings' sale of its holdings of our common stock, which are not reflective of our ongoing operations and will not recur given that Centuri is fully separated from Southwest Gas Holdings; (iv) strategy implementation costs represent non-recurring consulting fees incurred in connection with implementing the Company’s new long-term strategy announced on May 6, 2026; (v) other professional fees are non-recurring costs associated with certain one-time events; and (vi) the City of Chicago reversal relates to a non-recurring reversal of revenue on a legacy contract.

The most comparable GAAP financial measures and information reconciling the GAAP and non-GAAP financial measures are set forth below. We are unable to provide reconciliations for forward-looking non-GAAP measures without unreasonable efforts due to our inability to project non-recurring expenses and events. Such items could have a substantial impact on GAAP measures of the Company’s financial performance.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

The most comparable GAAP financial measure and information reconciling the GAAP and non-GAAP financial measures are set forth below.

	Fiscal Three Months Ended		Fiscal Six Months Ended
(dollars in thousands)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net income (loss)	$6,148	$8,079	$(3,337)	$(9,845)
Interest expense, net	12,107	18,247	24,542	36,109
Income tax expense (benefit)	6,155	6,186	(1,617)	(6,945)
EBIT	24,410	32,512	19,588	19,319
Non-cash stock-based compensation	4,080	2,163	6,311	3,750
Acquisition costs	1,396	—	1,396	—
Separation-related costs	—	1,564	—	3,175
Strategy implementation costs	1,676	—	1,676	—
Other professional fees	—	1,379	—	1,379
City of Chicago reversal	8,953	—	8,953	—
Adjusted EBIT	40,515	37,618	37,924	27,623
Depreciation expense	27,388	27,539	54,747	55,096
Amortization of intangible assets	7,757	6,683	15,559	13,349
Adjusted EBITDA	$75,660	$71,840	$108,230	$96,068
Adjusted EBITDA Margin (% of revenue)	7.9%	9.9%	6.4%	7.5%

	Fiscal Three Months Ended		Fiscal Six Months Ended
(dollars in thousands)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Net income (loss)	$6,148	$8,079	$(3,337)	$(9,845)
Separation-related costs	—	1,564	—	3,175
Strategy implementation costs	1,676	—	1,676	—
Amortization of intangible assets	7,757	6,683	15,559	13,349
Other professional fees	—	1,379	—	1,379
City of Chicago reversal	8,953	—	8,953	—
Non-cash stock-based compensation	4,080	2,163	6,311	3,750
Acquisition costs	1,396	—	1,396	—
Income tax impact of adjustments(1)	(5,617)	(2,948)	(8,126)	(5,414)
Adjusted Net Income	$24,393	$16,920	$22,432	$6,394
(1)Calculated based on a blended statutory tax rate of 25%, except for acquisition costs which are not deductible.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

	Fiscal Three Months Ended		Fiscal Six Months Ended
(dollars per share)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Diluted earnings (loss) per share attributable to common stock	$0.06	$0.09	$(0.03)	$(0.11)
Separation-related costs	—	0.02	—	0.04
Strategy implementation costs	0.02	—	0.02	—
Other professional fees	—	0.02	—	0.02
City of Chicago reversal	0.09	—	0.09	—
Amortization of intangible assets	0.08	0.07	0.15	0.14
Non-cash stock-based compensation	0.04	0.02	0.06	0.04
Acquisition costs	0.01	—	0.01	—
Income tax impact of adjustments	(0.06)	(0.03)	(0.08)	(0.06)
Adjusted EPS	$0.24	$0.19	$0.22	$0.07

(dollars in thousands, except Net Debt to Adjusted EBITDA Ratio)	June 28, 2026	June 29, 2025
Debt
Current portion of long-term debt	$22,915	$28,101
Current portion of finance lease liabilities	7,126	7,923
Long-term debt, net of current portion	608,972	718,400
Line of credit	85,855	172,230
Finance lease liabilities, net of current portion	6,873	11,265
Total debt	$731,741	$937,919
Less: Cash and cash equivalents	(40,458)	(28,332)
Net debt	$691,283	$909,587

Trailing twelve month Adjusted EBITDA	$261,177	$245,486
Net Debt to Adjusted EBITDA Ratio (1)	2.6	3.7
(1)This Net Debt to Adjusted EBITDA Ratio may differ slightly from the net leverage ratio calculated for the purposes of the revolving credit facility.

	Fiscal Three Months Ended		Fiscal Six Months Ended
(dollars in thousands)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Total revenue, net	$961,986	$724,052	$1,685,160	$1,274,133
Less: Storm restoration services revenue	(11,412)	(17,017)	(45,892)	(35,169)
Add: City of Chicago reversal	8,953	—	8,953	—
Base Revenue	$959,527	$707,035	$1,648,221	$1,238,964

	Fiscal Three Months Ended		Fiscal Six Months Ended
(dollars in thousands)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
Gross profit	$69,142	$67,801	$104,900	$88,129
Less: Storm restoration services gross profit	(2,387)	(4,978)	(10,098)	(10,992)
Add: City of Chicago reversal	8,953	—	8,953	—
Base Gross Profit	$75,708	$62,823	$103,755	$77,137
Base Gross Profit Margin	7.9%	8.9%	6.3%	6.2%

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

	Fiscal Three Months Ended		Fiscal Six Months Ended
(dollars in thousands)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
U.S. Gas revenue, net	$489,520	$336,834	$774,019	$534,528
Add: City of Chicago reversal	8,953	—	8,953	—
U.S. Gas Base Revenue	$498,473	$336,834	$782,972	$534,528

	Fiscal Three Months Ended		Fiscal Six Months Ended
(dollars in thousands)	June 28, 2026	June 29, 2025	June 28, 2026	June 29, 2025
U.S. Gas Gross profit	$20,647	$26,424	$14,312	$11,568
Add: City of Chicago reversal	8,953	—	8,953	—
U.S. Gas Base Gross Profit	$29,600	$26,424	$23,265	$11,568
U.S. Gas Base Gross Profit Margin	5.9%	7.8%	3.0%	2.2%

	Fiscal Twelve Months Ended
(dollars in thousands)	June 28, 2026	June 29, 2025
Total revenue, net	$3,393,808	$2,711,264
Less: Storm restoration services revenue	(50,920)	(126,263)
Add: City of Chicago reversal	8,953	—
Base Revenue	$3,351,841	$2,585,001

	Fiscal Twelve Months Ended
(dollars in thousands)	June 28, 2026	June 29, 2025
Gross profit	$263,337	$235,018
Less: Storm restoration services gross profit	(11,358)	(44,130)
Add: City of Chicago reversal	8,953	—
Base Gross Profit	$260,932	$190,888
Base Gross Profit Margin	7.8%	7.4%